UNITED STATES
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2005

PremierWest Bancorp
(Exact Name of Registrant as specified in its charter)

Oregon ( State or other jurisdiction of incorporation)	333 - 96209 (Commission File Number)	93-1282171 (IRS Employer Identification No.)

503 Airport Road, Medford, Oregon Address of Principal Executive Office		97501 Zip Code

Registrant's telephone number including area code 541-618-6003

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 7.01         Regulation FD Disclosure

        On March 22, 2005, PremierWest Bancorp issued a press release announcing a 5% stock dividend payable on June 27, 2005 to shareholders of record June 1, 2005. All of the information in the press release, appearing in Exhibit 99, is not filed but is furnished pursuant to Regulation FD.

Item 9.01	Financial Statements and Exhibits.
(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits:
99.1 Press Release

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIERWEST BANCORP (Registrant)

Date: March 22, 2005	By: /s/ Tom Anderson Tom Anderson, Chief Financial Officer

MEDFORD, OR - March 22, 2005 - PremierWest Bancorp (NASDAQ: PRWT) announced that its Board of Directors declared a 5% stock dividend payable on June 27, 2005 to shareholders of record June 1, 2005. John Anhorn, President, & Chief Executive Officer stated, "This is the fifth consecutive dividend declared by the Company during the preceding five years." Anhorn continued, "Earnings grew 51.7% during 2004 reaching a record $9.1 million with total assets exceeding $800 million at December 31, 2004.

PremierWest Bancorp's Annual Meeting of Shareholders is scheduled for Wednesday, May 25, 2005 and will be held at the Rogue Valley Country Club in Medford, Oregon. Shareholders of record March 31, 2005 will be entitled to vote at the meeting. The company's Proxy Statement and Annual Report to Shareholders is expected to be mailed to shareholders on or about April 9, 2005. Anhorn stated "I am looking forward to discussing our performance and growth strategy with shareholders."

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our subsidiary PremierWest Bank. Recognized as one of the fastest growing banks in the Pacific Northwest, PremierWest offers a full array of financial products and services through a network of full service banking offices located primarily along the Interstate 5 freeway corridor between Eugene, Oregon and Sacramento, California.

Additionally, PremierWest offers expanded banking related services through our two subsidiaries Premier Finance Company and PremierWest Investment Services, Inc. Premier Finance Company operates from offices in Medford, Klamath Falls, Grants Pass, Roseburg and Portland, Oregon. PremierWest Investment Services operates in all of the bank's community-focused market areas.